40 Wantage Avenue Branchville, New Jersey 07890 www.selective.com

For release at 4:15 p.m. (ET) on July 29, 2009
Investor Contact: Jennifer DiBerardino
973-948-1364, jennifer.diberardino@selective.com

Media Contact: Gail Petersen
973-948-1307, gail.petersen@selective.com

Selective Insurance Group Reports
Second Quarter 2009 Earnings

Branchville, NJ – July 29, 2009 - Selective Insurance Group, Inc. (NASDAQ: SIGI), today reported its financial results for the second quarter ended June 30, 2009.  Net income for the quarter was $0.29 per diluted share and operating income for the quarter was $0.43 per diluted share.  Book value was up 4% for the quarter at $17.85 per share.  Net investment income, after tax, was $21.9 million, down 27% compared to a year ago, primarily due to alternative investment losses.

“We are posting solid results this quarter due to continued strong insurance operations,” said Selective Chairman, President and CEO Gregory E. Murphy.  “Our statutory combined ratio of 98.8% was the culmination of excellent commercial lines property results and favorable casualty reserve development.  Gains in commercial lines new business of 12% are partially the result of our increased underwriting diversification.  New business in our non-contractor segments has grown, including Manufacturing which was up 50% and Specialty which was up 40% over the first six months last year.”

“Most notable this quarter is the positive renewal rate movement of 0.6% in commercial lines that beat our expectations,” continued Murphy.  “This is the first quarterly increase in commercial lines renewal pure pricing since the first quarter of 2005.  Our commercial lines pricing power is a key driver to overall underwriting improvements in profitability.”

Selective’s second quarter 2009 highlights, compared to second quarter 2008:
•	Net income was down 45% to $15.7 million, or $0.29 per diluted share, compared to $28.7 million, or $0.54 per diluted share;

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•
Net realized losses on investments were $7.3 million, after tax, or $0.14 per diluted share, including non-cash other–than-temporary impairments of $12.5 million, pre-tax, compared to a gain of $1.2 million, or $0.02 per diluted share, including non-cash other-than-temporary impairments of $9.8 million, pre-tax;

•	Operating income[1] was down 16% to $23.0 million, or $0.43 per diluted share, compared to $27.4 million, or $0.52 per diluted share;
•	Combined ratio: GAAP: 98.3% vs. 99.8%; Statutory: 98.8% vs. 98.7%;
•	Total net premiums written (NPW) were down 6% to $365.3 million;
o	Commercial lines NPW were down 8% to $306.7 million;
o	Personal lines NPW were up 4% to $58.6 million;
•	Catastrophe losses were $3.4 million, after tax, vs. $8.7 million, after tax; and
•	Net investment income, after tax, decreased 27% to $21.9 million.

“It is still a very competitive commercial lines marketplace and we’re concentrating on the factors we can control such as using predictive modeling on all lines of business, leveraging our excellent agency relationships, proactively managing expenses, increasing personal lines rates and reducing loss costs in Claims,” said Murphy.  “As the economy stabilizes, the drag from return audit and endorsement premium will be mitigated.  This, combined with a stronger pricing environment, should contribute to overall premium growth.”

Selective’s alternative investment portfolio incurred losses during the second quarter of 2009 of approximately $5.8 million, after tax, compared to a gain of $0.2 million, after tax, during the same period in 2008.  Results for these investments are generally received on a one quarter lag.  While down approximately 6%, pre-tax, for the quarter, this portfolio significantly outperformed the first quarter results of the S&P 500 index which declined approximately 11%.

For the six months ended June 30, 2009, compared to the first six months of 2008:
•	Net income was $2.8 million, or $0.05 per diluted share, compared to net income of $49.2 million, or $0.92 per diluted share;
•
Net realized losses on investments were $23.0 million, after tax, or $0.43 per diluted share, including non-cash other-than-temporary impairments of $39.6 million, pre-tax, compared to a gain of $2.2 million, or $0.04 per diluted share, including non-cash other-than-temporary impairments of $9.8 million, pre-tax;

•	Operating income was $25.8 million, or $0.48 per diluted share compared to operating income of $46.9 million, or $0.88 per diluted share;
•	GAAP combined ratio: 99.6% vs. 99.6%; Statutory combined ratio: 99.5% vs. 98.5%;
•	Total NPW were down 5% to $741.0 million for the six months ended June 30, 2009;
o	Commercial lines NPW were down 6% to $632.0 million;
o	Personal lines NPW were up 3% to $109.0 million; and
•	Catastrophe losses were $4.3 million, after-tax, compared to $11.8 million, after-tax.

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Balance Sheet and Guidance
At June 30, 2009, Selective’s assets reached $5.0 billion, including $3.6 billion in the company’s investment portfolio.

The company’s Board declared a $0.13 per share quarterly cash dividend on Selective’s common stock, payable September 1, 2009 to stockholders of record as of August 14, 2009.

Guidance for the year is being positively revised based on better than expected results year to date to a GAAP and statutory combined ratio below 101.5%.  This includes assumptions of catastrophe losses of 1.4 points for 2009 and no reserve development, favorable or unfavorable.

The supplemental investor packet, including financial information that is not part of this press release, is available on the Investors’ page of Selective’s public website at www.selective.com.  Selective’s quarterly analyst conference call will be simulcast at 8:30 a.m. ET, on July 30, 2009 at www.selective.com. The webcast will be available for rebroadcast until the close of business on August 27, 2009.

About Selective Insurance Group, Inc.
Selective Insurance Group, Inc. is a holding company for seven property and casualty insurance companies rated “A+” (Superior) by A.M. Best. Through independent agents, the insurance companies offer primary and alternative market insurance for commercial and personal risks, and flood insurance underwritten by the National Flood Insurance Program.  Other subsidiaries of the company provide human resource administration outsourcing. Selective maintains a website at www.selective.com.

Forward-Looking Statements

In this press release, Selective and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations, and projections regarding Selective's future operations and performance.

Certain statements in this report, including information incorporated by reference, are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 ("PSLRA").  The PSLRA provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements.  These statements relate to our intentions, beliefs, projections, estimations or forecasts of future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, or performance to be materially different from those expressed or implied by the forward-looking statements.  In some cases, you can identify forward-looking statements by use of words such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “target,” “project,” “intend,” “believe,” “estimate,” “predict,” “potential,” “pro forma,” “seek,” “likely” or “continue” or other comparable terminology.  These statements are only predictions, and we can give no assurance that such expectations
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will prove to be correct.  We undertake no obligation, other than as may be required under the federal securities laws, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Factors that could cause our actual results to differ materially from those projected, forecasted or estimated by us in forward-looking statements, include, but are not limited to:
•	difficult conditions in global capital markets and the economy;
•	continued deterioration in the public debt and equity markets and private investment marketplace that could lead to investment losses and fluctuations in interest rates;
•	ratings downgrades could affect investment values and therefore statutory surplus;
•	the adequacy of our loss reserves and loss expense reserves;
•
the frequency and severity of natural and man-made catastrophic events, including, but not limited to, hurricanes, tornadoes, windstorms, earthquakes, hail, terrorism, explosions, severe winter weather, floods and fires;

•	adverse market, governmental, regulatory, legal or judicial conditions or actions;
•	the concentration of our business in the Eastern Region;
•	the cost and availability of reinsurance;
•	our ability to collect on reinsurance and the solvency of our reinsurers;
•	uncertainties related to insurance premium rate increases and business retention;
•
changes in insurance regulations that impact our ability to write and/or cease writing insurance policies in one or more states, particularly changes in New Jersey automobile insurance laws and regulations;

•	recent federal financial regulatory reform provisions that could pose certain risks to our operations;
•	our ability to maintain favorable ratings from rating agencies, including A.M. Best, Standard & Poor’s, Moody’s and Fitch;
•	our entry into new markets and businesses; and
•
other risks and uncertainties we identify in filings with the United States Securities and Exchange Commission, including, but not limited to, our Annual Report on Form 10-K and other periodic reports.

These risk factors may not be exhaustive.  We operate in a continually changing business environment, and new risk factors emerge from time-to-time.  We can neither predict such new risk factors nor can we assess the impact, if any, of such new risk factors on our businesses or the extent to which any factor or combination of factors may cause actual results to differ materially from those expressed or implied in any forward-looking statements in this report.  In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this report might not occur.

Selective’s SEC filings can be accessed through the Investors and Corporate Governance sections of Selective’s website, www.selective.com, or through the SEC’s EDGAR Database at www.sec.gov (Selective EDGAR CIK No. 0000230557).

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1 Operating income differs from net income by the exclusion of realized gains or losses on investments.  It is used as an important financial measure by management, analysts and investors, because the realization of investment gains and losses on sales in any given period is largely discretionary as to timing.  In addition, these investment gains and losses, as well as other-than-temporary investment impairments that are charged to earnings, could distort the analysis of trends.  Operating income is not intended as a substitute for net income prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).  A reconciliation of operating income to net income is provided in the GAAP Highlights and Reconciliation of Non-GAAP Measures to Comparable GAAP Measures.  Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners Accounting Practices and Procedures Manual and, therefore, is not reconciled to GAAP.

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Selective Insurance Group, Inc. (Nasdaq: SIGI) *
GAAP Highlights and Reconciliation of Non-GAAP Measures to Comparable
GAAP Measures

(in thousands, except per share data)
3 months ended June 30:	2009	2008
Net premiums written	$365,263	389,394
Net premiums earned	358,311	377,254
Net investment income earned	26,368	38,515
Net realized (losses) gains	(11,294)	1,923
Total revenues	388,249	433,353

Operating income	23,030	27,401
Net realized (losses) gains, net of tax	(7,342)	1,250
Net income	$15,688	28,651

Statutory combined ratio	98.8%	98.7%
GAAP combined ratio	98.3%	99.8%

Operating income per diluted share	$0.43	0.52
Net income per diluted share	0.29	0.54
Weighted average diluted shares	53,234	53,064
Book value per share	$17.85	19.32

6 months ended June 30:	2009	2008
Net premiums written	$741,046	781,348
Net premiums earned	722,184	760,641
Net investment income earned	42,085	76,381
Net realized (losses) gains	(35,319)	3,438
Total revenues	757,814	872,400

Operating income	25,769	46,919
Net realized (losses) gains, net of tax	(22,958)	2,235
Net income	$2,811	49,154

Statutory combined ratio	99.5%	98.5%
GAAP combined ratio	99.6%	99.6%

Operating income per diluted share	$0.48	0.88
Net income per diluted share	0.05	0.92
Weighted average diluted shares	53,181	53,461
Book value per share	$17.85	19.32

*All amounts included in this release exclude inter-company transactions.

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